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                                                                  Exhibit 99.2

                    [LETTERHEAD OF ACCUSTAFF APPEARS HERE]

-------------------------------------------------NEWS RELEASE----------------


FOR IMMEDIATE RELEASE

Contact:  Michael D. Abney               Derek E. Dewan
          Chief Financial Officer        Chairman, President and CEO
          (904) 725-5574                 (904) 725-5574

                  ACCUSTAFF LISTS ON NEW YORK STOCK EXCHANGE
                                   ---------
                                NEW SYMBOL ASI

JACKSONVILLE, Fla. (November 13, 1996) - AccuStaff, Incorporated
(Nasdaq/NM:ASTF) today announced that the Company has been approved for listing on the New York Stock Exchange. On Friday, November 15, 1996, the Company's common stock will begin trading on the New York Stock Exchange under the symbol ASI.

        Derek E. Dewan, Chairman, President and Chief Executive Officer, said, "Listing on the New York Stock Exchange is a significant milestone for AccuStaff and highlights the rapid growth the Company has achieved. It affords our present and potential stockholders the advantages of greater visibility, a broader market for our shares, and a wider circle of interest in the Company's stock. Considering the Company's size, the volume of trading in its stock and the broad distribution of ownership, the New York Stock Exchange will best serve AccuStaff's present and future needs and will be a positive factor in our continuing acquisition program."

        Dewan, together with other members of AccuStaff's management and directors, will participate in a special opening-bell ceremony to be held on Friday on the floor of the Exchange. CNBC will broadcast this event live at approximately 9:30 a.m. eastern standard time on Friday.

        AccuStaff will hold a special meeting of shareholders on Thursday, November 14, 1996, wherein it is expected to obtain approval for its acquisition of Career Horizons, Inc. (NYSE:CHZ), creating the fourth largest U.S. staffing company.

        AccuStaff Incorporated, headquartered in Jacksonville, Florida, is a national provider of strategic staffing and outsourcing services to businesses, professional and service organizations, and governmental agencies. Upon completion of the acquisition of Career Horizons, AccuStaff will have over 750 offices in 43 states and the District of Columbia, and combined annual estimated 1997 revenues in excess of $1.7 billion.